Exhibit 10.6

REAL ESTATE LEASE

This REAL ESTATE LEASE (hereinafter referred to as this “Lease”), made as of the 1st day of January, 2009, by and between TMX Investments, LLC (“Landlord”), and TITLEMAX OF MISOURI, INC., an Delaware corporation, d/b/a TitleMax Country Club Hills 1 (“Tenant”),

W I T N E S S E T H:

IN CONSIDERATION of the rents to be paid and in consideration of the agreements and conditions herein contained, Landlord and Tenant agree as follows:

1. Premises: Landlord hereby rents to Tenant and Tenant hereby rents from Landlord the property generally known as 7406 W. Florissant, St. Louis, MO 63136(the “Premises”).

2. Term: The initial term of this Lease shall be for a period of five (5) years beginning January 1, 2009.

(a) Extension Options: Tenant shall have the option to extend the term of this Lease for one (_1_) period(s) of five (_5_) years, following each term hereof (the “Extended Term”), upon the condition that there is no default in the performance of any condition of this Lease for which a notice of default has been given to Tenant. However, in the case of any default which cannot with due diligence be cured prior to the last date on which Tenant is entitled to exercise the option, if Tenant shall have proceeded promptly after the service of the notice of default with due diligence to cure the default, Tenant may, nevertheless, exercise the option and shall be entitled to any such Extended Term. The Extended Term shall be upon the same conditions as provided in this Lease.

(b) Extension Notice: The Lease shall renew for the Extended Term if Tenant notifies Landlord in writing at least thirty (30) days prior to the expiration of the then current term of its intention to extend.

3. Rent:

(a) Rent: During the term hereof, Tenant shall pay Landlord a fixed monthly rental of $1,800.00. The rent shall be paid to Landlord in equal monthly installments in advance on the first day of each month during the term of this Lease unless otherwise stipulated. The first and last month shall be prorated if this Lease begins other than on the first day of a month. The first month’s rent is due within five (5) days after the beginning of the lease term. Rent will be considered late on the 10th of the month and at that time subject to a $50.00 late fee.

(b) Extended Term: Rent during the Extended Term shall be $1,900.00 per month.

4. Utilities and Other Expenses: Tenant shall promptly pay for all public or private utilities separately metered and rendered or furnished to the Premises during the term hereof, including telephone, electricity, heat, air conditioning, water, gas, etc., and shall bear all other expenses in connection with the operation of Tenant’s business on the Premises.

5. Alterations and Improvements: Tenant shall have the right to make alterations or improvements to the interior of the Premises without the prior written consent of Landlord. Any permanent improvements shall become the property of Landlord at the expiration or termination of this Lease. However, any improvements of a temporary nature may be made by Tenant and removed by it at the expiration or termination hereof.

6. Eminent Domain or Condemnation: In the event that all or any part of the demised Premises shall be taken or conveyed under the power of eminent domain or threat thereof, the term of this Lease shall terminate as to the part so taken effective as of the date possession shall be required to be delivered, and rent shall be proportionately abated. Should the taking be so extensive as to affect Tenant’s continuance in business on the Premises, then Tenant shall have the option of terminating this Lease as of that time. Any and all payments received from such taking or conveyance representing the value of the land and the improvements located thereon shall inure to the benefit of and be the property of Landlord, except for improvements constructed by Tenant. In the event of a threatened taking or conveyance, Tenant shall be entitled independently to pursue any remedies it may have against the taking authority concerning its property, including loss of property or profits.

7. Notices: All notices required to be given hereunder shall be in writing and shall be delivered either by hand or by certified mail, return receipt requested, at the address of the parties shown below or at such other address as is subsequently provided under the terms of this paragraph. The date of such notice shall be either the date of delivery if delivered by hand or the date shown on the return receipt card if mailed. However, if mailed and delivery is refused, then the effective date of delivery shall be the date of refusal, or if the notice if unclaimed, then three (3) days after the posting thereof with adequate postage and address shown thereon.

Landlord’s address:	TY Investments, LLC
15 Bull St, Suite 200
Savannah, GA 31401
Attn: Leasing Manager

Tenant’s address:	TitleMax of Missouri, Inc. d/b/a TitleMax Country Club Hills 1
15 Bull Street, Suite 200
Savannah, Georgia 31401
Attn: Leasing Manager

8. Maintenance and Repairs: Tenant shall be responsible for maintaining and repairing the roof, exterior walls, gutters, water spouts, plate glass and the air conditioning, heating, plumbing and electrical systems and equipment of the Premises and shall keep the same in good condition and repair.

9. Operating Expenses: During the term of this Lease Tenant shall pay to Landlord as additional rent all ad valorem taxes and operating expenses and other charges of every kind and nature (“Operating Expenses”) incurred or paid by Landlord in connection with the maintenance, repair, operation, management, or ownership of the Premises. If requested, Tenant agrees to pay Landlord on the first day of each calendar month, together with the payment of rent, such amount as Landlord estimates from time to time as necessary to pay such expenses. Landlord shall bill Tenant annually after the end of each year for such expenses. In the event the aggregate of Tenant’s installments during the year shall be less than the amount of Operating Expenses due from Tenant, such deficiency shall be paid to Landlord within ten (10) days after demand therefore. In the event the aggregate of Tenant’s installments during the year shall be more than the amount of Operating Expenses due from Tenant, such overpayment shall be applied to Tenant’s next monthly installment of Operating Expenses and Rent.

As used herein, the term “Operating Expenses” shall include the cost of maintaining casualty and public liability insurance covering the Premises, real estate ad valorem taxes and all costs of managing, operating and maintaining the Premises, including but not limited to: costs of constructing, maintaining and repairing on site and off-site traffic controls; decorating, painting, lighting, sanitary control, and removal of trash, garbage and other refuse; maintenance, repair and replacement of utility systems serving any common areas, including water, sanitary sewer and storm water lines and other utility lines, pipes and conduits; costs of utilities, including water, sewer, electricity, and gas; janitorial, sweeping and cleaning services, trash bin rentals, trash pickup fees, licenses, permits and inspection fees; parking lot painting and restriping; planting, irrigating, gardening and landscaping; signs and markers; parking control and security guards and fire protection or detection service; all general- maintenance and repair; other general operation and maintenance costs and expenses; all labor and supplies required by the foregoing; and administrative costs directly attributable thereto.

10. Common Area: Any Common Areas made available by Landlord in appurtenant to the Premises shall be subject to the exclusive control and management of Landlord, as expressly reserving to Landlord, without limitation, the right to change the size, area, level, location, and arrangement of parking areas and other common facilities and to remodel, upgrade or construct buildings and other improvements including, without limitation, parking facilities, kiosks, planters, pools, free standing buildings, or other improvements. Landlord may offer temporary facilities in the form of tents, trailers, kiosks and the like. No use of the Common Area shall require approval from any tenant of the shopping center, nor shall any construction activity constitute a constructive eviction of any tenant of the shopping center.

Tenant is hereby given a license (in common with all others to whom Landlord has and may hereinafter grant rights) to use, during the term, any Common Areas as they may now or at any time during the term exist, provided, however, that if the size, location or arrangement of such Common Areas or the type of facilities that form a part thereof be changed or diminished, Landlord shall not be subject to any liability therefore, nor shall Tenant be entitled to any compensation or diminution or abatement of rent therefore, nor shall such change or diminution of such areas be deemed constructive or actual eviction.

11. Licenses: Tenant shall be responsible for all business licenses at the Premises.

12. Compliance with Laws: Tenant will comply with all federal, state and local laws, rules, regulations and permits and all condition restrictions with regard to the use of the Premises.

13. Insurance: In the event Tenant fails at any time during the Term to maintain required insurance or to provide evidence thereof following a request, Landlord shall have the right, but not the duty, to procure such insurance and Tenant shall pay to Landlord the costs and expenses thereof upon demand. At all times after the execution of this Lease, the following insurance shall be maintained:

(a) Landlord shall keep or cause to be kept insurance against loss or damage by fire, explosion, vandalism, malicious mischief, and all other hazards included in an all-risks extended coverage endorsement in an amount not less than sixty-five percent (65%) of the Full Replacement Cost of the Premises, plus any other insurance that Landlord in its sole discretion deems necessary for the Premises.

Tenant shall reimburse, as additional rent, the cost of such insurance upon invoice from Landlord.

(b) Tenant shall procure and maintain in full force and effect public liability insurance insuring against all liability of Tenant and Tenant’s employees and agents arising in, on, or about the Premises, or from or in connection with Tenant’s use or occupancy of the Premises, or Tenant’s contractual liabilities pursuant to this Lease, with liability limits of not less than One Million Dollars ($1,000,000) for injury or death to one or more persons and with property damage limits of Three Hundred Thousand Dollars ($300,000) for any one occurrence. Tenant shall pay the cost of all insurance coverage which Tenant is required to procure and maintain under this Lease.

(c) Tenant shall be responsible for any insurance against loss or damage to: (i) Tenant’s fixtures, including floor coverings and equipment which may be from time to time located in the Premises; (ii) trade fixtures and equipment of others which are in Tenant’s possession and which are located within the Premises; and (iii) the contents of the Premises. As long as this Lease is in effect, the proceeds from any such policy shall be used only for the repair or replacement of said personal property.

(d) Tenant shall maintain and keep in force all employee compensation insurance required under applicable Worker’s Compensation Acts.

14. Default: Upon a breach of this Lease by Tenant, Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord; but if Tenant shall fail to do so, Landlord may without further notice and without prejudice to any other remedy Landlord may have for possession or arrearages in rent, enter upon the Premises and expel or remove Tenant and its effects. Tenant shall have ten (10) days thereafter to remove any personal property belonging to Tenant which remains on the Premises. Thereafter, all such personal property shall become the property of Landlord.

15. Attorneys Fees: If either party commences an action against the other to enforce any of the terms hereof or because of the breach by either party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees in the amount of fifteen percent (15%) of any sum collected, together with all costs and expenses, and a right to such attorneys’ fees and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

16. Controlling Law: This Lease shall be construed in accordance with the laws of the State of Georgia. Time is of the essence of this Lease.

IN WITNESS WHEREOF, this Lease has been executed in duplicate under seal between Landlord and Tenant as of the date first above written.

TENANT:
TITLEMAX OF MISSOURI, INC.
d/b/a TitleMax Country Club Hills 1

By:
Tracy Young, President

LANDLORD:
TMX Investments LLC

By:
Tracy Young, Manager

Signed, sealed and delivered in the presence of:

Witness